As filed with the Securities and Exchange Commission on February 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NANOSPHERE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4339870
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4088 Commercial Ave.,

Northbrook, IL 60062

(847) 400-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 8th Avenue

New York, NY 10018

(212) 218-3338

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum per share offering price(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$0.63	$315,000	$31.72

(1)	This Registration Statement registers 500,000 shares of common stock of Nanosphere, Inc. issuable upon exercise of warrants. This Registration Statement also relates to such additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this Registration Statement issued or issuable prior to completion of the distribution of the securities covered by this Registration Statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the common stock on February 19, 2016, as reported on The NASDAQ Capital Market.

We hereby amend this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated February 24, 2016

Prospectus

Nanosphere, Inc.

500,000 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 500,000 shares of our common stock, par value $0.01 per share, initially issued in private placements, which shares are issuable upon the exercise of warrants.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The registration of these shares does not necessarily mean that any holders will sell any of their shares or exercise their warrants. We are not offering for sale any shares of our common stock pursuant to this prospectus. We will not receive any cash proceeds from the sale of any of our shares of common stock by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NSPH.” On February 23, 2016, the closing price of our common stock was $0.72 per share.

The mailing address of our principal executive offices is 4088 Commercial Avenue, Northbrook, IL 60062. Our telephone number is (847) 400-9000.

Investing in our securities involves certain risks. Before investing, you should refer to the risk factors beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015, and included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2016.

Prospectus

ABOUT THIS PROSPECTUS

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

References in this prospectus to the terms “the Company,” “Nanosphere,” “we,” “our” and “us” or other similar terms mean Nanosphere, Inc., unless we state otherwise or the context indicates otherwise.

THE COMPANY

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to detect multiple targets simultaneously in a single sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests for infectious diseases and associated drug resistance markers that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation and single use consumable for on demand testing.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost solutions for laboratories not already performing molecular diagnostic testing and enables the full range of hospital laboratories and hospitals without advanced diagnostic capabilities to perform molecular genetics and infectious disease testing. Our unique ability to detect proteins, in addition to genetic and drug resistant markers , at sensitivity levels considerably higher than current methods for certain targets, may enhancing the viability and clinical utility of both new and existing biomarkers potentially allowing for earlier detection and intervention for various disease states.

Our test offering has the potential and has been shown to improve outcomes compared to current culture based microbiology methods by providing rapid and clinically actionable results that can improve patient outcomes, reduce mortality, reduce the use of and costs associated with unnecessary antibiotics and associated drug resistance, and improve healthcare economics.

In addition to our menu of infectious disease tests, we are currently developing a next generation Verigene system that will deliver improved user experience. This system is designed to provide reduced time to result, improved user interface, including a single room temperature cartridge all in a fully automated sample to result system with an optimized footprint. We expect to submit the next generation Verigine system for FDA approval in the third quarter of 2016.

At this time, we believe our current Verigene System instrument inventory levels are sufficient to meet demand. With our next generation Verigene System in development, we will closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory write-downs may be required.

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016, which report is incorporated by reference in this prospectus, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. All statements, other than statements of historical facts, included in this prospectus and information that we furnish to or file with the SEC regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the documents incorporated by reference herein, as applicable. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the financial statements and notes thereto appearing in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

You should carefully consider all the information in or incorporated by reference in this prospectus prior to investing in our securities.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our common stock.

SELLING STOCKHOLDERS

As of the date of this prospectus, the selling stockholders collectively hold warrants to purchase 500,000 shares of Common Stock.

On May 14, 2015 (the “Closing Date”), the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC is also the agent under the Loan Agreement (in such capacity, the “Collateral Agent”).

On the Closing Date, the Company drew down $20 million of the Loan. The Loan Agreement included a condition precedent and a post-closing covenant that obligated the Company to raise (i) an aggregate of at least $4 million in net proceeds from equity financings prior to entering into the Loan Agreement and (ii) an aggregate of at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (collectively, the “Capital Requirements”), pursuant to which the Company raised an aggregate of $8 million in net proceeds from its preferred stock offerings in May 2015 and June 2015.

On July 29, 2015, the Company and the Lenders entered into the First Amendment to the Loan and Security Agreement (the “First Amendment”). The First Amendment reduced the Capital Requirements under the Loan Agreement by $2 million and included the Lenders’ acknowledgement that the Capital Requirements have been fully satisfied.

In consideration of the reduction of the Capital Requirements, the First Amendment also provides that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was previously $3 million and subject to increase to $4 million after the earlier of the funding of the second tranche of the Loan or March 31, 2016, is increased to $4 million concurrent with the entry into the First Amendment by the Company and the Lenders and shall increase to $5.0 million after the earlier of the funding of the second tranche of the Loan or December 31, 2016.

In addition, the Loan Agreement provided that the Company maintain minimum quarterly ratios of (i) the aggregate of the Company’s cash operating expenses, cash interest expenses and capital expenditures, to (ii) the Company’s gross profits (the “Original Ratios”). The Company did not meet the required Original Ratio of 3.5 for the quarter ended September 30, 2015, and it may not have achieved the required Original Ratio of 2.6 for the quarter ending December 31, 2015 (though the foregoing would not constitute an event of default under the Loan Agreement).

On December 7, 2015, the Company and the Lenders entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”), which became effective on December 22, 2015. The Second Amendment replaced the Original Ratios in their entirety with a requirement that the Company maintain, as of the last day of each fiscal quarter of the Company beginning in the first fiscal quarter of 2016, a minimum adjusted cash flow (the “Cash Flow Requirement”) which requirement increases each quarter. For example, in the first fiscal quarter of 2016, the Company must maintain negative adjusted cash flow of not less than $6,500,000. The Cash Flow Requirement requires that the Company achieve a positive adjusted cash flow of $200,000 by the last day of the quarter that begins on October 1, 2017. If the Company fails to satisfy the required Cash Flow Requirement for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a final, accelerated maturity for the term loan by the end of the sixth fiscal quarter thereafter.

The Second Amendment also modified the provisions of the Loan Agreement allowing for the advance of additional term loans, subject, in each case to the Company’s continued compliance with the terms and conditions of the Loan Agreement and no material adverse changes in the Company having occurred. Pursuant to the Second Amendment, the Company will now receive an additional advance of a term loan (the “Second Tranche”) in an amount up to $5,000,000 if the Company achieves, before May 14, 2016: (i) trailing six month revenue of at least $12,000,000 in any previous, consecutive six month period; (ii) at least 100 cumulative new unit placements during any consecutive 12 month period after January 1, 2015 (the date on which the Company achieves, before May 14, 2016, both such revenue and such placements, the “Milestone Date”); and (iii) the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period. The Company also will receive another advance of a term loan (the “Third Tranche”) in an amount up to $5,000,000 if: (i) the Company submits a 510(k) premarket notification submission to the FDA concerning its diagnostic tests of its next generation product platform (currently in development) before September 30, 2016; (ii) the Company also achieves the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period; and (iii) if the Company has satisfied both of the foregoing tests, it has submitted its draw request on or before November 15, 2016. The Company met the milestones for the Second Tranche and drew down an additional $5 million on February 5, 2016.

In consideration of the replacement of the Original Ratios and modifications to the terms governing the subsequent advance of loans under the Loan Agreement, the Second Amendment provided that: (i) the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was $4 million prior to the effectiveness of the Second Amendment, was increased to $5 million upon the earlier to occur of the Milestone Date or May 14, 2016, and (ii) the Company issued warrants to the Lenders exercisable for an aggregate of 500,000 shares of the Company (the “Warrants”). The Warrants have an exercise price of $0.01 per share and shall be exercisable for a period of ten years from December 22, 2015.

In connection with the Second Amendment, the Company also affirmed all of its continuing obligations and liabilities to the Lenders under the Loan Agreement, as amended by the Second Amendment, and affirmed the lien granted to the Lenders in the assets of the Company to secure such obligations and liabilities.

In connection with the issuance of the Warrants, the Company entered into a Registration Rights Agreement with the Lenders (the “RRA”) pursuant to which the Company is required to file one or more registration statements with the SEC to register the resale by the Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s). The Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In accordance with the terms and conditions of the RRA, the Company is registering the resale by the selling stockholders of the shares of our Common Stock issuable upon exercise of the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the transactions contemplated by the Loan Agreement and the Second Amendment, the selling stockholders have not had any material relationship with the Company within the past three years.

The table below describes the selling stockholders’ beneficial ownership of our common stock (i) as of February 17, 2016, and (ii) assuming the selling stockholders have exercised the warrants to purchase shares of our common stock and resold such shares of common stock pursuant to this prospectus. Each selling stockholder may sell some, all or none of its shares in this offering.

	Beneficial Ownership Prior to this Offering (1)		Beneficial Ownership After this Offering (1)
Name and Address of Selling Stockholder	Number of Shares of Common Stock (2)	Percentage of Common Stock (2)	Number of Shares of Common Stock (2)	Percentage of Common Stock (2)
NSPH Funding LLC (3)	900,000	6.9%	600,000	4.6%
SWK Funding LLC (4)	600,000	4.7%	400,000	3.1%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified, possesses sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 12,170,248, shares of common stock outstanding as of February 17, 2016.

(2)	Assumes the exercise of underlying Warrants covered by this registration statement.
(3)	LSAF Funding LLC is the sole member of NSPH Funding LLC. Life Sciences Alternative Funding Holdings LLC is the sole member of LSAF Funding LLC. LSAF Holdings LLC is the controlling equity owner of Life Sciences Alternative Funding Holdings LLC. LSAF Holdings LLC is managed by its managing member, Perella Weinberg Partners Asset Based Value Master Fund II L.P. Perella Weinberg Partners Asset Based Value GP L.P. is the general partner of Perella Weinberg Partners Asset Based Value Master Fund II L.P. Perella Weinberg Partners Asset Based Value GP LLC is the general partner of Perella Weinberg Partners Asset Based Value GP L.P. Perella Weinberg Partners Capital Management LP is the Managing Member of Perella Weinberg Partners Asset Based Value GP LLC. David Schiff holds voting and investment control over the shares of the issuer’s common stock issuable upon exercise of the warrant, and investment control over the warrant. Mr. Schiff disclaims beneficial ownership of the warrant and the shares of the issuer’s common stock issuable upon exercise of the warrant, except to the extent of his pecuniary interest therein. The principal address of NSPH Funding LLC is 50 Main Street, Suite 1000, White Plains, NY 10606.
(4)	SWK Funding LLC is managed by its sole member, SWK Holdings Corporation. Winston Black, Chief Executive Officer, holds voting and investment control over the shares covered. Mr. Black disclaims beneficial ownership of all warrants and shares issuable upon exercise of the warrants held by SWK Funding LLC. The principal address of SWK Funding LLC is 14755 Preston Road, Suite 105, Dallas, TX 75254.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock , 4,400 shares have been designated as Series B Preferred Stock and 10,000 shares have been designated as Series C Preferred Stock. As of February 17, 2016, there were 12,170,248 shares of our common stock outstanding, no shares of our Series A Preferred Stock or Series B Preferred Stock outstanding, and 8,149.8 shares of our Series C Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Series A Preferred Stock

All shares of our Series A Preferred Stock have been converted by the holders thereof into shares of common stock and there are no issued or outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

All shares of our Series B Preferred Stock have been converted by the holders thereof into shares of common stock and there are no issued or outstanding shares of Series B Preferred Stock.

Series C Preferred Stock

The following summary of certain terms and provisions of our Series C Preferred Stock is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series C Convertible Preferred Stock.

General. Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors designated 10,000 of the 10,000,000 authorized shares of preferred stock as Series C Preferred Stock.

Rank. The Series C Preferred Stock ranks:

•	senior to all of our common stock to the extent of its liquidation preference of $0.01 per share;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series C Preferred Stock to the extent of its liquidation preference of $0.01 per share;

•	senior to warrants to purchase 6,801 shares of our common stock issued in 2013, warrants to purchase 1,168,659 shares of our common stock issued in a private placement on May 14, 2015, warrants to purchase 1,500,000 shares of our common stock issued to the Lenders under the Loan Agreement and the Second Amendment, warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,203,830 shares of our common stock issued in a private placement on June 11, 2015, warrants to purchase 72,230 shares of our common stock issued to the placement agent in the offering of Series B Preferred Stock completed on June 11, 2015, warrants to purchase up to 21,276,596 shares of common issuable upon exercise of Series A warrants issued concurrently with the Series C Preferred Stock, and warrants to purchase 1,276,596 shares of our common stock issued to the placement agent in connection with the issuance and sale of the Series C Preferred Stock, in each case to the extent of its liquidation preference of $0.01 per share; and

•	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series C Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series C Preferred Stock will receive a payment equal to $0.01 per share of Series C Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series C Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series C Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series C Preferred Stock.

Dividends. Shares of Series C Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series C Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. We expect the common stock issuable upon conversion of the Series C Preferred Stock to be listed on The NASDAQ Capital Market.

Restrictive Covenant. We are restricted from selling equity securities for six months following the closing, subject to certain exceptions.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (of which 4,400 shares have been designated as Series A Preferred Stock, 4,400 shares have been designated as Series B Preferred Stock and 10,000 shares have been designated as Series C Preferred Stock), in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NSPH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement of which this prospectus forms a part or pursuant to Rule 144 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 as filed with the SEC on February 24, 2016;

•	Our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on September 30, 2015, as filed with the SEC on August 19, 2015;

•	Our Current Report on Form 8-K as filed with the SEC on January 29, 2016; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Seyfarth Shaw LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other	Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered securities. All such amounts will be borne by Nanosphere, Inc.

SEC Registration Fee	$32
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$20,000
Miscellaneous Fees and Expenses	$3,000

$43,032

Item 15. Indemnification	of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

Item 16. Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index on page II-6.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Nanosphere, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on this 24th day of February, 2016.

NANOSPHERE, INC.

By:	/s/ Michael K. McGarrity
Michael K. McGarrity
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael K. McGarrity and Farzana Moinuddin, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 24th day of February, 2016.

Signature	Capacity	Date
Director, President and
/s/ Michael K. McGarrity	Chief Executive Officer	February 24, 2016
Michael K. McGarrity	(principal executive officer)

/s/ Farzana Moinuddin	Acting Principal Financial Officer and Interim Chief Accounting Officer	February 24, 2016
Farzana Moinuddin	(principal financial and accounting officer)

/s Gene Cartwright	Director	February 24, 2016
Gene Cartwright

/s/ Erik Holmlin	Director	February 24, 2016
Erik Holmlin

/s/ Lorin J. Randall	Director	February 24, 2016
Lorin J. Randall

/s/ Michael J. Ward	Director	February 24, 2016
Michael J. Ward

/s/ Kristopher A. Wood	Director	February 24, 2016
Kristopher A. Wood

EXHIBIT INDEX

3.1	Amended and Restated Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

3.2	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2014 and incorporated herein by reference).

3.3	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 7, 2015 and incorporated herein by reference).

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Nanosphere, Inc. dated May 12, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Nanosphere, Inc. dated June 10, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Nanosphere, Inc. dated December 17, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2015 and incorporated herein by reference).

3.7	Amended and Restated Bylaws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

4.1	Form of Warrant to purchase common stock dated December 22, 2015 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 8, 2015 and incorporated herein by reference).

4.2	Specimen stock certificate for the Company’s Common Stock (filed as Exhibit 4.3 to the Amendment No. 3 to the Company’s Registration Statement on Form S-1/A as filed with the SEC on October 29, 2007 and incorporated herein by reference).

4.3	Registration Rights Agreement dated as of December 7, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on December 8, 2015 and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* filed herewith